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                                                                     EXHIBIT 4.2

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2003 between CryptoLogic Inc., a corporation duly incorporated under the laws of Ontario having its head office at: 1867 Yonge Street, 7th Floor, Toronto, Ontario M4S 1Y5 (the "Employer") and Lewis Rose, of the City of Toronto (the "Executive").

WHEREAS:

         1. The Employer and its subsidiary companies are engaged in the development, marketing and licensing and support of internet based gaming and e-cash software and related products and services;

         2. The Employer and the Executive have agreed to enter into an employment relationship for their mutual benefit; and

         3. The Employer and the Executive initialled an engagement letter in June 2002, engaging him as Interim President and Chief Executive Officer (the "Interim Agreement").

THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1. DUTIES

         The Employer appoints the Executive to undertake the duties and exercise the powers as President and Chief Executive Officer of the Employer as may be requested of the Executive by the Board of Directors of Employer, and in the other offices to which he may be appointed by the subsidiary companies of the Employer, and the Executive accepts the office, on the terms and conditions set forth in this agreement.

2. TERM

         The appointment shall commence with effect from January 1, 2003 and shall continue until terminated in accordance with the provisions of this agreement.

3. COMPENSATION

         (1) The fixed remuneration of the Executive for his services shall be at the rate of $400,000 for the first year of employment pursuant to this contract commencing the 1st day of January, 2003. The fixed remuneration shall be reviewed on each anniversary of employment pursuant to this contract. The review will be undertaken by assessing the Executive's achievement of the over-all objectives established by the Employer and by having regard to the market rates of remuneration paid in Canada for similar duties and responsibilities, but in no event shall it be less than $400,000 per annum.

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         (2) In addition to the fixed remuneration, the Executive shall receive from the Employer a bonus payment equal to a percentage of the fixed remuneration for his services for each year or part thereof during the period of his employment under this contract from and including the year commencing the 1st day of January, 2003, which amount shall be based on the net earnings after taxes and before unusual items of the Employer as compared to the budgeted amount for the year calculated as per the attached Schedule A. The budget shall be prepared by the Executive and shall be subject to approval by the Board of Directors. ***

         (3) The Employer and Executive agree that the Executive shall receive options to purchase 445,000 common shares of the Employer pursuant to the Employer's stock option plan. The Executive acknowledges that he received 320,000 stock options in July, 2002 having an exercise price of $8.59 per share pursuant to the Interim Agreement. The Employer agrees to grant an additional 125,000 stock options at $7.61 pursuant to its stock option plan resulting in an aggregate of 445,000 stock options being issued. In the event Executive's employment is terminated other than for cause, the term of the options shall extend for a period of twelve months from the termination date, and the vesting provisions of such options shall continue to run for such twelve-month period.

         (4) All compensation to be paid to the Executive under this agreement shall be subject to all applicable deductions and remittances as required by law.

4. BENEFITS

         (1) Automobile. The Executive shall be provided with an automobile expense allowance of $1,250 per month, which shall be treated as a taxable benefit to the Executive.

         (2) Expenses. It is understood and agreed that the Executive will incur expenses in connection with his duties under this agreement. The Employer will reimburse the Executive for any expenses provided that the Executive provides to the Employer an itemized written account and receipts acceptable to the Employer within thirty days after they have been incurred. The Executive will not be reimbursed for any individual item in excess of $10,000 unless approved in advance by the Chairman of the Board of Directors.

         (2) Benefit plans. The Executive shall participate in all benefit plans (the "Employee Benefits") which the Employer generally provides to its executive employees, including medical/hospital and extended health care benefits and life insurance. Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or formal plan documents or policies and any issues with respect to entitlement or pay of benefits under any of the Employee Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

------------------
*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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         (4) Club fees and Tax Planning. The Employer will reimburse Executive for professional fees, initiation and annual dues payments for one health club, and professional advisors for personal tax planning, not to exceed $6,000 per annum.

5. AUTHORITY

         (1) The Executive shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Employer, full power and authority to manage and direct the business and affairs of the Employer (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Employer in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature or kind in the name of and on behalf of the Employer and to engage and employ and to dismiss all managers and other employees and agents of the Employer other than officers of the Employer, provided always that no contract shall be made which might involve the Employer in an expenditure exceeding US $200,000 in excess of the current Employer budget and no person shall be engaged or appointed as an employee of the Employer at remuneration in excess of US $100,000 per annum, nor shall the remuneration of any employee or agent of the Employer be increased so as to exceed US $100,000 per annum without, in each case, the prior approval of the Board of Directors. The Executive shall provide timely reports to the Board of Directors, and not less than weekly verbal reports to the Chairman of the general affairs of the Employer, including changes in strategy, changes in material contracts, emergence of sensitive customer or regulatory issues. The report to the Chairman shall be not less than weekly, but subject to further agreement between the Executive and the Chairman if evidenced in writing.

         (2) The Executive shall conform to all lawful instructions and directions given to him by the Board of Directors of the Employer from time to time, and obey and carry out the policies, practices and procedures of the Employer, as they exist from time to time.

6. SERVICE

         (1) The Executive, throughout the term of his appointment, shall devote his full time and attention to the business and affairs of the Employer and its subsidiaries and shall not, without the consent in writing of the Board of Directors of the Employer undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

         (2) The Executive shall well and faithfully serve the Employer and its subsidiaries and use his best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Employer and its subsidiaries to any person other than the Directors of the Employer or for any purposes other than those of the Employer or any information the Executive may acquire in relation to the Employer's business.

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7. NON-COMPETITION

         (1) The Executive agrees with and for the benefit of the Employer that for a period of twelve months from the date of termination of the Executive's employment, however caused, the Executive will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner:

         (a) carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his or her name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Employer including, without limitation, any business relating to internet and gaming and related software support within the geographical area of Ontario, or the United Kingdom, or

         (b) solicit or accept business with respect to products competitive with those of the Employer from any of the Employer's customers, wherever situate;

provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Employer, provided that the Executive shall not directly or indirectly, own more than [10%] of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

         (2) The Executive further agrees that, during employment pursuant to this agreement and for a period of twelve months following termination of employment, however caused, the Executive will not hire or take away or cause to be hired or taken away any employee of the Employer or, following termination of the Executive's employment, any employee who was in the employ of the Employer during the twelve months preceding termination.

8. CONFIDENTIAL INFORMATION

         (1) The Executive acknowledges that he has executed a confidentiality agreement dated June 25, 2002 (the "Confidentiality Agreement") when he contemplated accepting the position of Interim President and Chief Executive Officer of Employer and acknowledges such agreement remains in effect and is attached hereto.

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         (2) The Executive understands and agrees that the Employer has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraph 7 of this agreement and the Confidentiality Agreement and the Executive's agreement to them by his execution of this agreement, are of the essence to this agreement and constitute a material inducement to the Executive to enter into this agreement and to employ the Executive, and that the Employer would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Executive against the Employer whether predicated on this agreement or otherwise, shall not constitute a defence to the enforcement by the Employer of the covenants or restrictions provided in paragraph 7 or the Confidentiality Agreement, provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9. VACATION

         The Executive shall be entitled during each year to six weeks' paid vacation. The vacation shall be taken at the time or times as the Board of Directors may determine but not in blocks exceeding 2 consecutive weeks, without the prior approval of the Chairman. The Executive shall be allowed to carry forward any unused vacation into the next calendar year but not further.

10. TERMINATION OF EMPLOYMENT

         (1) The parties understand and agree that employment pursuant to this agreement may be terminated in the following manner in the specified circumstances:

         (a) by the Executive, at any time, for any reason, on the giving of 90 days' written notice to the Employer. The Employer may waive such notice, in whole or in part, by providing a lump sum payment equivalent to the Executive's base salary for the balance of the notice period that remains outstanding on the date that the Employer so exercises such waiver. For greater certainty, if the Employer chooses to waive all or part of the notice period then the maximum period for which the Employer will be required to provide the lump sum payment shall not exceed the outstanding balance of the 90 days' notice period referenced above, whether or not the Executive voluntarily elects to provide more than 90 days' notice of your resignation.

         (b) by the Employer, in its absolute discretion, without any notice or pay in lieu thereof, for cause. For the purposes of this agreement, cause includes the following:

                  (i) any material breach of the provisions of this agreement;

                  (ii) any conduct of the Executive which as judged in the sole discretion of the Employer, tends to bring himself or the Employer into disrepute;

                  (iii) the commission of an act of bankruptcy by the Executive or compounding with his creditors generally;

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                  (iv)     conviction of the Executive of a criminal offence
                           punishable by indictment, where such cause is not prohibited by law;

                  (v) any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the specified causes.

                  Failure by the Employer to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a general waiver.

         (c) by the Employer in its absolute discretion and for any reason on giving the Executive 12 months' advance notice in writing or on paying to the Executive the equivalent termination pay in lieu of notice to one year's fixed remuneration then in effect and a bonus amount. The bonus amount shall be equal to the bonus received for the previous year. The payments contemplated in this paragraph include all entitlement to either notice of pay in lieu of notice and severance pay if applicable, as mandated by the Province of Ontario. In the event the minimum statutory requirements as at the date of termination provide for any right or benefit in excess of that provided in this agreement, such statutory requirements will replace the payments contemplated under this agreement. The Executive agrees to accept the notice or pay in lieu of notice as set out in this paragraph in full and final settlement of all amounts owing to him or her by the Employer on termination, including any payment in lieu of notice of termination, entitlement of the Executive under any applicable statute and any rights which the Executive may have at common law, and the Executive hereby waives any claim to any other payment or benefits from the Employer. In addition, Employer agrees to maintain Executive's health and dental benefits for the 12 month period. For greater certainty the Executive shall also be entitled to a pro-rata bonus for the current year worked up to and including the date of his termination, which shall be calculated using the bonus earned in the immediately preceding year.

         (d) In the event the Employer experiences a change in control through the purchase of over 50% of the Employer's issued and outstanding shares by a third party, or corporate reorganization having the same effect, and notice of termination is given by the Employer within 12 months thereafter, then the initial termination pay stipulated in paragraph 10(c) above shall be increased to 24 months' equivalent termination pay in lieu of notice, and stock options with vesting provisions will vest immediately.

         (2) The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Employer to the Executive on termination of the Executive's employment shall not prevent the Employer from alleging cause for the termination.

         (3) For greater certainty, the Executive's employment shall be deemed to have been terminated by the Employer if the Employer breaches a material provision of this agreement, whereupon the provisions of Section 10 shall apply.

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         (4) On termination of employment the Executive shall immediately resign all offices held (including directorships) in the company and save as provided in this agreement, the Executive shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Employer is irrevocably authorized to appoint some person in his or her name and on the Executive's behalf to sign any documents or do any things necessary or requisite to give effect to it. Concurrently upon receipt of the termination payment, Executive shall execute and deliver a full release in favour of the Employer. Employer will provide Executive with relocation counselling, consistent with the Executive's seniority.

11. EMPLOYER'S PROPERTY

         The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's employment under this agreement, or furnished by the Employer to the Executive, and all equipment, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Employer at all times and shall be surrendered to the Employer, in good condition, promptly at the request of the Employer, or in the absence of a request, on the termination of the Executive's employment with the Employer.

12. ASSIGNMENT OF RIGHTS

         The rights which accrue to the Employer under this agreement shall pass to its successors or assigns. The rights of the Executive under this agreement are not assignable or transferable in any manner.

13. NOTICES

         (1) Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Employer, or if delivered to the Executive via facsimile.

         (2) Any notice required or permitted to be given to the Employer shall be sufficiently given if mailed by registered mail to the Employer's Head Office at its address last known to the Executive, or if delivered to the Employer via facsimile.

14. SEVERABILITY

         In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

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15. ENTIRE AGREEMENT

         This document constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Employer, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

16. MODIFICATION OF AGREEMENT

         Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void. This agreement replaces the terms of the Interim Agreement.

17. HEADINGS

         The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

18. GOVERNING LAW

         This agreement shall be construed in accordance with the laws of the Province of Ontario.

         IN WITNESS WHEREOF this agreement has been executed by the parties to it, the day, month and year first written above.

/s/ Robert Spiegel                                  /s/ Lewis Rose
---------------------------                         ----------------------------
Witness                                             Lewis Rose

                                                    /s/ Dennis Wing
                                                    ----------------------------
                                                    Chairman
                                                    Cryptologic Inc.

                                                    /s/ Robert Stikeman
                                                    ----------------------------
                                                    Vice-Chairman
                                                    Cryptologic Inc.

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                                   Schedule A
                               Bonus Calculation

PERCENTAGE ACHIEVEMENT                    BONUS PAYMENT AS A
  OF APPROVED BUDGET                   PERCENT OF ANNUAL SALARY
---------------------------------------------------------------
          80                                      50
          85                                      60
          90                                      75
          95                                      85
         100                                     100
         105                                     105
         110                                     110
         115                                     115
         120                                     120
         125                                     125
         130                                     130
         135                                     135
         140                                     140
         145                                     145
         150                                     150

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